Exhibit 10.1

July 22, 2009

Grant Carlson

Dear Grant,

On behalf of NeoGenomics Laboratories (“NeoGenomics” or the “Company”), it is my pleasure to extend this offer of employment for the Vice President of Sales & Marketing position to you.  If the following terms are satisfactory, please countersign this letter (the “Agreement”) and return a copy to me at your earliest convenience.

Position:	You will be elected to the position of Vice President of Sales & Marketing at the first scheduled meeting of the Board of Directors after your Start Date.

Duties:
As Vice President of Sales & Marketing, you will report to the Chief Executive Officer (“CEO”) of the Company or such other person as may be appointed by the CEO and you will be responsible for managing the overall sales and marketing activities of the Company.  These responsibilities will include hiring, training, developing and managing that number of sales personnel needed to meet or exceed the Company’s yearly sales budgets, managing the overall customer acquisition process for the Company, providing new product development and new marketing initiatives for the Company and such other duties as may be assigned to you by the CEO of the Company or the Board’s designee in the absence of the CEO.

Start Date:
July 6, 2009, with vacation and certain benefits considered to be effective as if you were an employee as of January 1, 2009 (giving consideration to your status as a Consultant as of the beginning of this year).

Term:	Four years from the Start Date, provided that either party may cancel this agreement by giving the other party written notice of a termination.

Base Salary:
$200,000/year, payable bi-weekly.  The parties agree that this salary is for a full-time position. Thereafter, increases in base salary may occur annually at the discretion of the CEO of the Company with the approval of the Compensation Committee of the Board of Directors.

Grant Carlson

Relocation:
You will be eligible for relocation assistance should you agree to establish a residence in the greater Fort Myers area no later than September 1, 2010.  Please refer to the terms in the attached Relocation Agreement.

Bonus:
Beginning with the fiscal year ending December 31, 2009, you will be eligible to receive an incentive bonus payment which will be targeted at 30% of your Base Salary based on 100% achievement of goals as agreed upon between you and the CEO of the Company and approved by the Board of Directors for such fiscal year.

Benefits:
You will be entitled to participate in all medical and other benefits that the Company has established for its employees in accordance with the Company’s policy for such benefits at any given time.  Other benefits may include but not be limited to: short term and long term disability, dental, a 401K plan, a section 125 plan and an employee stock purchase plan.

Car & phone
Allowance:
The parties agree that a significant portion of your time will be spent on sales and marketing activities and it is expected that you will need to utilize your personal vehicle and telephones to perform the duties of your position.  As such, the Company agrees to provide you a taxable automobile allowance of $700 per month plus reimburse you for all work-related gas expenses according to the current policy.  The Company also agrees to reimburse you for the use of your personal telephone and cell phone at a taxable rate of $250 per month according to the current policy.

Paid Time Off:
You will be eligible for 4 weeks of paid time off (PTO)/year (160 hours), which will accrue on a pro-rata basis beginning from your hire date and be may carried over from year to year.  It is company policy that when your accrued PTO balance reaches 160 hours, you will cease accruing PTO until your accrued PTO balance is 120 hours or less – at which point you will again accrue PTO until you reach 160 hours. You are eligible to use PTO after completing 3 months of employment. In addition to paid time off, there are also 6 paid national holidays and 1 “floater” day available to you.

Stock Options:
Upon your Start Date, you will be granted stock options to purchase up to 150,000 shares of NeoGenomics common stock at an exercise price equivalent to the closing price per share at which NeoGenomics stock was quoted on the NASDAQ Bulletin Board the day prior to your start date. The grant of such options will be made pursuant to the Company’s stock option plan then in effect and will be evidenced by a separate Option Agreement, which the Company will execute with you within 60 days of receiving a copy of the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement which has been executed by you.  So long as you remained employed by the Company, such options will have a five-year term from the grant date and will vest according to the following schedule:

Grant Carlson

Time-Based Vesting

18,750	at your first year anniversary
18,750	at your second year anniversary
18,750	at your third year anniversary
18,750	at your fourth year anniversary

Company Performance-Based Vesting

9,375	if the Company achieves the board approved budgeted revenue for FY 2009;
9,375	if the Company achieves the board approved budged adjusted EBITDA projections for FY 2009.

9,375	if the Company achieves the board approved budgeted revenue for FY 2010;
9,375	if the Company achieves the board approved budged adjusted EBITDAprojections for FY 2010.

9,375	if the Company achieves the board approved budgeted revenue for FY 2011;
9,375	if the Company achieves the board approved budged adjusted EBITDAprojections for FY 2011.

9,375	if the Company achieves the board approved budgeted revenue for FY 2012;
9,375	if the Company achieves the board approved budged adjusted EBITDAprojections for FY 2012.

If for any reason you resign prior to the time which is 12 months from your Start Date, you will forgo all such options. Furthermore, you understand that the Company’s stock option plan requires that any employee who leaves the employment of the Company will have no more than three (3) months from their termination date to exercise any vested options.

The Company agrees that it will grant to you the maximum number of Incentive Stock Options (“ISO’s”) available under current IRS guidelines and that the remainder, if any, will be in the form of non-qualified stock options.

Termination
Without Cause:
If the Company terminates you without “Cause” for any reason during the Term or any extension thereof, then the Company agrees that as severance it will continue to pay you your Base Salary and maintain your employee benefits for a period that is equal to six (6) months of your employment by the Company, beginning on the date of your termination notice.

Grant Carlson

For the purposes of this letter agreement, the Company shall have “Cause” to terminate your employment hereunder upon:  (i) failure to materially perform and discharge your duties and responsibilities under this Agreement (other than any such failure resulting from incapacity due to illness) after receiving written notice and allowing you ten (10) business days to cure such failures, if so curable, provided, however, that after one such notice has been given to you, the Company is no longer required to provide time to cure subsequent failures under this provision, or (ii) any breach by you of the provisions of this Agreement; or (iii) misconduct which, in the opinion and sole discretion of the Company, is injurious to the Company; or (iv) any felony conviction involving the personal dishonesty or moral turpitude, or (v) engagement in illegal drug use or alcohol abuse which prevents you from performing your duties in any manner, or (vi) any material misappropriation, embezzlement or conversion of the Company’s or any of its subsidiary’s or affiliate’s property or business opportunities by you; or (vii) willful misconduct by you in respect of your duties or obligations under this Agreement and/or the Confidentiality, Non-Solicitation, and Non-competition Agreement.

You acknowledge and agree that any and all payments to which you are entitled under this Section are conditioned upon and subject to your execution of a general waiver and release, in such reasonable form as counsel for each of the Company and you shall agree upon, of all claims you have or may have against the Company.

Confidentiality,
Non-Compete, &
Work +Products:
You agree that prior to your Start Date, you will execute the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement attached to this letter as Exhibit 1.  You understand that if you should fail to execute such Confidentiality, Non-Competition and Non-Solicitation Agreement in the

agreed-upon form, it will be grounds for revoking this offer and not hiring you.  You understand and acknowledge that this Agreement shall be read in pari materia with the Confidentiality, Non-Competition and Non-Solicitation Agreement and is part of this Agreement.

Executive’s
Representations:
You understand and acknowledge that this position is an officer level position within NeoGenomics.  You represent and warrant, to the best of your knowledge, that nothing in your past legal and/or work experiences, which if became broadly known in the marketplace, would impair your ability to serve as an officer of a public company or materially damage your credibility with public shareholders.  You further represent and warrant, to the best of your knowledge, that, prior to accepting this offer of employment, you have disclosed all material information about your past legal and work experiences that would be required to be disclosed on a Directors and Officers’ questionnaire for the purpose of determining what disclosures, if any, will need to be made with the SEC.  Prior to the Company’s next public filing, you also agree to fill out a Director’s and Officer’s questionnaire in form and substance satisfactory to the Company’s counsel.   You further represent and warrant, to the best of your knowledge, that you are currently not obligated under any form of non-competition or non-solicitation agreement which would preclude you from serving in the position indicated above for NeoGenomics or soliciting business relationships for any laboratory services from any potential customers in the United States.

Grant Carlson

Miscellaneous:
(i)  This Agreement supersedes all prior agreements and understandings between   the parties and may not be modified or terminated orally.  No modification or attempted waiver will be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(ii)
The provisions of this Agreement are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected.

(iii)
This Agreement is the joint product of the Company and you and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and you and shall not be construed for or against either party hereto.

(iv)
This Agreement will be governed by, and construed in accordance with the provisions of the law of the State of Florida, without reference to provisions that refer a matter to the law of any other jurisdiction.  Each party hereto hereby irrevocably submits itself to the exclusive personal jurisdiction of the federal and state courts sitting in Florida; accordingly, any matters involving the Company and the Executive with respect to this Agreement may be adjudicated only in a federal or state court sitting in Lee County, Florida.

(v)	This Agreement may be signed in counterparts, and by fax, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(vi)
Within three days of your start date, you will need to provide documentation verifying your legal right to work in the United States.  Please understand that this offer of employment is contingent upon your ability to comply with the employment verification requirements under federal laws and that we cannot begin payroll until this requirement has been meet.

(vii)	Employment with NeoGenomics is an “at-will” relationship and not guaranteed for any term. You or the Company may terminate employment at anytime for any reason by providing written notice.

(Signatures Appear on the Next Page)

Grant Carlson

Grant, I know that with your help we can build a world-class team to help drive this company.  Welcome aboard!

Sincerely,

/s/ Douglas M. VanOort

Douglas M. VanOort
Executive Chairman and Interim CEO

Agreed and Accepted:

/s/ Grant Carlson	7/22/2009
Grant Carlson	Date

Grant Carlson

Exhibit 1

Form of Confidentiality, Non-Competition and Non-Solicitation Agreement

Exhibit 2

Relocation Agreement